                                   EXHIBIT 12
                       FERRO CORPORATION AND SUBSIDIARIES
                       RATIO OF EARNING TO FIXED CHARGES

                                                                 BEFORE
                                                                ACCT CHG
                                DECEMBER        DECEMBER        DECEMBER
                                  1994            1993            1993
                                --------        --------        --------
(Dollars in Thousands)
EARNINGS:
 PRE-TAX INCOME                  $74,306         $89,289        $ 89,289
   ACCOUNTING CHANGE (1)               -         (37,764)              -
 ADD: FIXED CHARGES               12,774          11,989          11,989
 LESS: INTEREST CAPITALIZATION    (1,041)         (1,108)         (1,108)
                                --------        --------        --------
            TOTAL EARNINGS       $86,039         $62,406        $100,170
                                ========        ========        ========
FIXED CHARGES:
 INTEREST EXPENSE                $10,933         $10,081        $ 10,081
 INTEREST CAPITALIZATION           1,041           1,108           1,108
 INTEREST PORTION OF
   RENTAL EXPENSE                    800             800             800
                                --------        --------        --------

        TOTAL FIXED CHARGES      $12,774         $11,989        $ 11,989
                                ========        ========        ========

            TOTAL EARNINGS       $86,039         $62,406        $100,170

DIVIDED BY:
        TOTAL FIXED CHARGES      $12,774         $11,989        $ 11,989
                                --------        --------        --------


        RATIO                       6.74            5.21            8.36


  (1)   Accounting for Postretirement Benefits, other than Pensions

Note: Preferred dividends are excluded. Amortization of debt expense and discounts and premiums were deemed immaterial to the above calculation. Interest portion of rental expense are conservative estimates based on actual amounts from prior years.
